EXHIBIT 99.1

GPODS, INC.

SUBSCRIPTION AGREEMENT

1.	Investment :

The undersigned (the “Buyer”) subscribes for ____________ shares of common stock (the “Shares”) of GPODS, INC. (the “Company”) at $0.01 per share.

Total subscription price ($0.01 times (X) the number of Shares): = $____________________.

PLEASE MAKE ALL CHECKS PAYABLE TO: KRUEGER LLP - ATTORNEY-CLIENT TRUST ACCOUNT-AGENT F/B/O GPODS, INC.

2.	Investor Information :

Name (type or print)		SSN/EIN/Taxpayer I.D.
E-Mail address:
Address

Name for joint ownership (type or print)		SSN/EIN/Taxpayer I.D
E-Mail address:
Address (If different from above)

Mailing Address (if different from above):
		Street	City/State	Zip
Business Phone:	( )	Home Phone:	( )

3.	Type Of Ownership : (You must check one box)

[ ]	Individual	[ ]	Custodian for
[ ]	Tenants in Common		Uniform Gifts to Minors Act of the State of: ___________________
[ ]	Joint Tenants with right of survivorship	[ ]

Other Organization (Inc., Limited, LLC, LLP) – Please list all officers, directors, significant shareholders (>5%), partnership members, managing members (LLC), limited liability members , significant management, etc. (articles, incorporation papers, organization papers may be required)

[ ]	Trust (Type of: ___________________)
[ ]	Community Property	[ ]	Other (please explain)

4.	Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:
	(a)	Buyer is at least eighteen (18) years of age with an address as set forth in this subscription agreement (the “Subscription Agreement”) above.
(b)

Except as set forth in the prospectus (Form S-1 and all its amendments) and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)

Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others, for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or in part. Buyer has no present or future plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares that may be purchased.

(d)

Buyer acknowledges that GPods, Inc. is offering for sale a maximum of 7,500,000 shares of its common stock at a fixed price of $0.01 per share (the “Offering”) and that there is no minimum number of shares that must be sold in order for the Offering to close.

5.	Acceptance of Subscription.
(a)

It is understood that this Subscription Agreement is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this Subscription Agreement is rejected in whole, the Company shall return to Buyer, without interest, the payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this Subscription Agreement, Buyer’s payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this Subscription Agreement.

6.	Governing Law.
	(a)	This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective date(s) set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF
day of ,
Signature of Buyer
GPODS, INC.
Printed Name	1308 OAK AVENUE
CARLSBAD, CA 92008
Date	By:
President

Deliver completed subscription agreement, checks and government ID to:

BLAIR KRUEGER, ESQ.

KRUEGER LLP

7486 LA JOLLA BOULEVARD

LA JOLLA, CALIFORNIA 92037

TELEPHONE: (858) 405-7385